Exhibit No. 10.25

September 7, 2010

Donald R Maier

Global Ops & Supply Chain

Subject: Long-Term Incentive Equity Grants

Dear Don:

This letter supersedes and replaces your prior letter dated April 8, 2010, which described the terms and conditions applicable to a grant made to you under the 2006 Long-Term Incentive Plan (the “2006 Plan”), effective April 1, 2010. All terms and conditions applicable to your grant are now set forth in this letter dated September 7, 2010 and the 2006 Plan.

The original exercise price and number of stock options and the original performance schedule and number of performance restricted stock units which were granted to you by the Management Development and Compensation Committee (the “Committee”) effective April 1, 2010 remain intact:

15,162 Stock Options

  9,459 Performance Restricted Stock Units

Stock Options

Each stock option entitles you to purchase one share of AWI common stock at an exercise price equal to $38.06, the New York Stock Exchange closing price of AWI stock on April 1, 2010. You may pay the option exercise price in cash or by delivering shares of AWI stock you have owned for at least six months.

The options are non-qualified and have a ten-year term starting April 1, 2010. They will vest and become exercisable in three installments at one, two, and three years as follows: 5,054 shares on April 1, 2011; 5,054 shares on April 1, 2012; and 5,054 shares on December 31, 2012.

Performance Restricted Stock Units

The Committee has established the following performance schedule that allows participants to earn up to 105% of the performance restricted stock units if the company achieves 100% of the 2010 consolidated adjusted operating income goal of $——.

Confidential

The performance restricted stock units have a 1-year performance period ending on December 31, 2010. Restrictions on earned performance restricted stock units will lapse in three equal portions on March 31, 2011, March 31, 2012, and December 31, 2012. AWI common stock will be distributed to you following the conclusion of the restriction periods. The company will use share tax withholding to satisfy your tax obligations unless you provide a payment to cover the taxes. The Committee may settle this award in cash only if insufficient shares are available at the end of the restriction periods.

Each performance restricted stock unit granted is credited to an account maintained for you. During the restriction periods you have no ownership or voting rights relative to these units. If Armstrong makes cash dividend payments during the restriction periods, the value of the dividends will accrue in a non-interest bearing account. You will receive a cash payment for the accrued dividends at the end of the restriction periods. The payment would be adjusted proportionate to the earned units.

Employment Events

The following chart outlines the provisions which apply to the grant for various employment events.

Event	Stock Option Provisions	Performance Restricted Stock Unit Provisions

Voluntary resignation	• Forfeit vested and unvested options	• Forfeit unvested units and accrued dividends

Retirement	• Forfeit unvested options • 5 years or expiration to exercise vested options	• Forfeit unvested units and accrued dividends

Involuntary termination	• Forfeit unvested options • 3 months or expiration to exercise vested options	• Forfeit unvested units and accrued dividends

Willful, deliberate or gross misconduct	• Forfeit vested and unvested options	• Forfeit units and accrued dividends

Death	• Accelerated vesting if death occurs after 12/31/10, otherwise forfeit • 3 years or expiration (minimum 1 year from death) to exercise options	• Accelerated vesting if death occurs after 12/31/10, otherwise forfeit

Long-term disability	• Accelerated vesting if disability occurs after 12/31/10, otherwise forfeit • 3 years or expiration to exercise options	• Accelerated vesting if disability occurs after 12/31/10, otherwise forfeit

Please contact Eileen Beck (ext. 4050) if you have questions.

Sincerely,

Matthew J. Espe
Chief Executive Officer and President

The information contained in this letter is confidential and any discussion, distribution or use of this information is prohibited.

September 7, 2010

Donald R Maier

Global Ops & Supply Chain

Subject: Long-Term Incentive Equity Grants

Dear Don:

On August 5, 2010, the Management Development and Compensation Committee approved the following vesting provisions for your 2011 and 2012 long-term incentive grants. The provisions are subject to the 2006 Long Term Incentive Plan (the “2006 Plan”) and any successor plan.

–	If either the 2011 long-term incentive grant or the 2012 long-term incentive grant includes stock options, then such options will vest and become exercisable in three equal installments at one, two, and three years from the grant date.

–	If either the 2011 long-term incentive grant or the 2012 long-term incentive grant includes performance restricted stock or performance restricted stock units, then such equity grant will vest in three equal installments at one, two, and three years from the grant issuance date assuming certification of performance results by the Committee. If the Committee establishes a multi-year performance period pertaining to the performance restricted stock or performance restricted stock units, then you may elect to receive the applicable long-term incentive grant in the form of stock options, subject always to any share usage limitations which may then be in effect.

–	If either the 2011 long-term incentive grant or the 2012 long-term incentive grant includes time-based restricted stock or time-based restricted stock units, then such equity will vest in three equal installments at one, two, and three years from the grant date.

–	If the vesting requirements of either the 2011 long-term incentive grant or the 2012 long-term incentive grant for stock options, restricted stock, or restricted stock units are more favorable to any Named Executive Officer other than the Chief Executive Officer, then the vesting for your award(s) will match such more favorable terms.

–	The Committee reserves the right to select any form or type of equity grant permitted under the 2006 Plan or any successor plan in existence at the time such grant is approved.

–	The Committee reserves the right to alter the target award values and terms and conditions of any participant’s long-term incentive awards (including yours), based on factors which may include but are not limited to, share usage limitations, market-competitiveness of the program, an individual participant’s performance as determined by the Company’s Chief Executive Officer and reviewed by the Committee, or changes in applicable plan provisions.

–	Grants awarded in 2012 and thereafter are subject to shareholder approval of a long-term incentive plan that would succeed the 2006 Plan.

Please contact Eileen Beck (ext. 4050) if you have questions.

Sincerely,

Matthew J. Espe
Chief Executive Officer and President

The information contained in this letter is confidential and any discussion, distribution or use of this information is prohibited.